UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2005

StockerYale, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	000-27372	04-2114473
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

32 Hampshire Road Salem, New Hampshire	03079
(Address of principal executive offices)	(Zip Code)

(603) 893-8778

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

As previously reported by StockerYale, Inc. (“StockerYale”), on April 15, 2005, StockerYale entered into a Purchase and Sales Agreement and Deposit Receipt (the “Purchase Agreement”) with John Alberico (the “Buyer”), pursuant to which (i) StockerYale agreed to sell to the Buyer, and the Buyer agreed to purchase from StockerYale, for $4,750,000 (the “Sale Transaction”) the property owned by StockerYale and located at 32 Hampshire Road in Salem, New Hampshire (the “Property”) and (ii) StockerYale agreed to lease from the Buyer approximately 32,000 square feet of the Property (the “Leaseback”). The Purchase Agreement and the transactions contemplated thereby were contingent upon the agreement of StockerYale and the Buyer as to the terms and conditions of the Leaseback.

As StockerYale and the Buyer were not able to agree upon the terms and conditions of the Leaseback, on July 11, 2005, StockerYale and the Buyer entered into a Termination Agreement (the “Termination Agreement”), pursuant to which both parties agreed, among other things, to terminate the Purchase Agreement and all rights, obligations, agreements and covenants relating thereto, arising thereunder or in connection therewith and to release the other from the performance of, and all liabilities, obligations, covenants, requirements and payments arising from and pursuant to, the Purchase Agreement. StockerYale is continuing to actively market the Property for a sale and leaseback transaction.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

StockerYale, Inc.

Date: July 14, 2005
	By:	/s/ Richard P. Lindsay
Richard P. Lindsay
Executive Vice President and Chief Financial Officer